ARGON ST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW (unaudited)
(In Thousands)

	Fiscal Quarter Ended
	December 31, 2006	January 1, 2006
Cash flows from operating activities
Net income	$5,183	$5,603
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	1,893	1,373
Deferred income tax expense (benefit)	276	(68)
Stock-based compensation	390	368
Bad debt expense	30	—
Loss on sale of equipment	2	—
Change in:
Accounts receivable	1,528	(9,764)
Inventory	(340)	(311)
Deferred projects costs	5,534	—
Prepaids and other	211	(281)
Accounts payable and accrued expenses	(8,786)	(11,108)
Accrued salaries and related expenses	(939)	(150)
Deferred revenue	(8,962)	(202)
Income taxes payable	1,649	3,180

Net cash used in operating activities	(2,331)	(11,360)
Cash flows from investing activities
Acquisitions of property, equipment and software	(1,242)	(729)
Cash acquired in Radix acquisition	-	1,107
Deposits and other assets	(60)	299
Proceeds from sale of equipment	5	-

Net cash (used in) provided by investing activities	(1,297)	677
Cash flows from financing activities
Repayment on line of credit, net of borrowings	-	(11,000)
Payment on note payable	—	(56)
Payments on capital leases	(18)	(3)
Tax benefit on stock option exercises	231	530
Proceeds from exercise of stock options	425	606
Proceeds from secondary offering	-	46,768

Net cash provided by financing activities	638	36,845
Net (decrease) in cash and cash equivalents	(2,990)	26,162
Cash and cash equivalents, beginning of period	33,498	4,064

Cash and cash equivalents, end of period	$30,508	$30,226

Supplemental disclosure
Income taxes paid	$699	$—

Interest expense paid	$2	$127